Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of February 13, 2014, by and between Reverse Mortgage Investment Trust Inc., a Maryland corporation (the “Company”), and Craig Corn, residing at the address set forth in the Company’s records (the “Executive”).

WHEREAS, the Executive previously entered into an employment relationship with Reverse Mortgage Funding LLC, the entity through which the Company was operating its business (“RMF”), under which the Executive was employed as the Chief Executive Officer and Managing Member; and

WHEREAS, the Company is expected to merge with RMF to enable the Company to qualify as a real estate investment trust for U.S. federal income tax purposes and will result in RMF becoming a subsidiary of the Company (collectively, the “Formation Transactions”); and

WHEREAS, the Company wishes to offer employment to the Executive, and the Executive wishes to accept such offer on the terms set forth below, to be effective as of the completion of the 144A offering of the shares of common stock of the Company (the “Commencement Date”); and

WHEREAS, the Executive shall remain employed by RMF through the Formation Date and thereafter the terms of Executive’s employment shall be governed by this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Term.  The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Commencement Date and continuing for a three-year period (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to automatically continue following the Initial Term for additional successive one-year periods (each, a “Subsequent Term”) in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party in writing of its intention not to continue such employment at least 90 days prior to the expiration of the Initial Term or any Subsequent Term, as applicable (the Initial Term, together with all Subsequent Terms hereunder, shall hereinafter be referred to as the “Term”).

2.                                      Duties.  During the Term, the Executive shall be employed by the Company as Chief Executive Officer of the Company, which shall be the senior-most executive officer of the Company, and, as such, the Executive shall have such responsibilities and authority as are customary for a Chief Executive Officer of a company of similar size and nature as the Company and shall faithfully perform for the Company the duties of each such office as shall be specified and designated from time to time by the Board of Directors of the Company (the “Board”) and shall report directly to the Board of Directors of the Company (the “Board”).  Such duties may include, without limitation, the performance of services for, and serving as an officer or director of, any subsidiary of the Company without additional consideration.  During the Term, the Company shall nominate the Executive to serve as a member of the Board and its Chairman.  The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder; provided, however, that the Executive shall be permitted to continue service as set forth in Exhibit A and, subject to the approval of the Board, that the Executive may serve on the boards of directors or trustees of any business corporations or charitable organizations and such service shall not be a violation of this Agreement, provided that such other activities do not materially interfere with the performance of the Executive’s duties hereunder.

3.                                      Compensation.

3.1                               Salary.  The Company shall pay the Executive during the Term (i) from the Commencement Date through the date on which the Formation Transactions are consummated (the “Formation Date”) a salary at the minimum rate of $200,000 per annum and (ii) following the Formation Date a salary at the minimum rate of $400,000 per annum, in accordance with the customary payroll practices of the Company applicable to senior executives from time to time.  The Compensation Committee of the Board (the “Compensation Committee”) shall review the Executive’s annual salary in good faith on an annual basis and may provide for increases therein as it may in its sole discretion deem appropriate (such annual salary, as increased, the “Annual Salary”).  Once increased, the Annual Salary shall not thereafter be decreased.

3.2                               Bonus.

(a)                                 For each fiscal year during the Term, the Executive shall be eligible to receive a bonus with a target amount equal to at least 150% of his Annual Salary, subject to satisfaction of both Company and individual performance goals as determined by the Compensation Committee (each, an “Annual Bonus”); provided, however, that the Annual Bonus, if any, for any calendar year shall not exceed 200% of Executive’s Annual Salary.  The Annual Bonus shall be paid (subject to Section 3.2(b) below) in the fiscal year following the fiscal year for which such bonuses are awarded, but in all events shall be paid no later than March 15 of such following fiscal year.  For the avoidance of doubt, for the Company’s 2014 fiscal year, the Executive’s target annual bonus shall be equal to at least 150% of his Annual Salary following the Formation Date (i.e., $400,000).

(b)                                 The Annual Bonus may, at the election of Company, take the form of cash or equity-based awards in the Company pursuant to the Company’s equity incentive plan, as in effect from time to time; provided that at the threshold bonus level, at least 50% of the Annual Bonus will be paid in the form of cash.  To the extent the Executive’s Annual Bonus consists of such equity-based awards, such awards may be granted under the Company’s equity incentive plan as in effect from time to time, and shall be subject to the approval of the compensation committee of the Board (the “Compensation Committee”).  The equity component of an Annual Bonus (if any) may be awarded on a deferred basis (in accordance with applicable law) and may vest over time or in accordance with such other terms and conditions as may be determined by the Compensation Committee or the Board, as applicable, in its discretion.  In addition, the Executive shall be eligible for equity-based awards under the Company’s equity incentive plan from time to time on such terms and in such amounts (if any) as may be determined by the Compensation Committee in its sole discretion.

3.3                               Benefits - In General.  The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, equity incentive plans, long-term incentive programs, 401(k) and other retirement plans, fringe benefit programs and similar benefits that may be available (currently or in the future) to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.4                               Specific Benefits.  Without limiting the generality of Section 3.3, the Executive shall be entitled to paid vacation of not less than the greater of (a) 20 business days per year or (b) the number of paid business vacation days provided to other senior executives of the Company (to be taken at reasonable times in accordance with the Company’s policies).  Any accrued vacation not taken during any year may be carried forward to subsequent years; provided, that the Executive may not carry forward more than ten business days of unused vacation in any one year.

3.5                               Expenses.  The Company shall promptly pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement; provided that the Executive documents such expenses with the properly completed forms as prescribed from time to time by the Company in accordance with the Company’s policies, plans and/or programs.

4.                                      Termination upon Death or Disability.  If the Executive dies during the Term, the Term shall terminate as of the date of death.  If there is a good faith determination by the Board that the Executive has become physically or mentally incapable of performing his duties under the Agreement and such disability has disabled the Executive for a cumulative period of 180 days within any 12-month period (a “Disability”), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive.  Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to: (i) all accrued but unpaid Annual Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with hereof, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein (the payments and benefits referred to in clauses (i) through (iii) above, collectively, the “Accrued Obligations”), (iv) any unpaid Annual Bonus in respect of any completed fiscal year that had ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the fiscal year following the fiscal year in which such termination occurred; (v) an amount equal to the target Annual Bonus, prorated to reflect the partial year of employment, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the fiscal year following the fiscal year in which such termination occurred (subject to Section 7.15 of this Agreement) and (vi) all outstanding equity (or equity-based) incentives and awards held by the Executive shall thereupon vest and become free of restrictions and all stock options shall be exercisable in accordance with their terms.

Following the Executive’s death or a termination of the Executive’s employment by reason of a Disability, except as set forth in this Section 4, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

5.                                      Certain Terminations of Employment.

5.1                               Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a)                                 For purposes of this Agreement, “Cause” shall mean, the Executive’s:

(i)                                     conviction of, or plea of nolo contendere to, a felony or any crime involving moral turpitude or fraud (but excluding traffic violations) that is injurious to the business or reputation of the Company;

(ii)                                  willful failure to perform his material duties hereunder (other than any such failure resulting from Executive’s incapacity due to injury or physical or mental illness) which failure continues for a period of thirty (30) business days after written demand for corrective action is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not performed his duties;

(iii)                               conduct by the Executive constituting an act of willful misconduct or gross negligence in connection with the performance of his duties that are injurious to the business, including, without limitation, embezzlement or the misappropriation of funds or property of the Company;

(iv)                              failure to adhere to the lawful directions of the Board, or to devote substantially all of the Executive’s business time and efforts to the Company, in either event, which continues for a period of 30 business days after written demand for corrective action is delivered by the Company; or

(v)                                 intentional and material breach of (x) any covenant contained in Section 6 of this Agreement; or (y) the other terms and provisions of this Agreement and, in each case, failure to cure such breach within 10 days following written notice from the Company specifying such breach;

provided, that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time within 30 days following the occurrence of any of the events described above (or, if later, the Company’s knowledge thereof).  Notwithstanding anything herein to the contrary, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board at a meeting of the Board called and held for such purposes (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board after reasonable investigation that the Executive has engaged in acts or omissions constituting Cause.  Notwithstanding the foregoing, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

(b)                                 The Company may terminate the Executive’s employment hereunder for Cause on at least 10 days’ notice, and the Executive may terminate his employment on at least 30 days’ written notice.  If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not covered by Section 4 or 5.2, the Executive shall receive the Accrued Obligations in a lump sum payment (subject to Section 7.15 of this Agreement) within 30 days following Executive’s termination of employment, and the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

5.2  Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a)                                 For purposes of this Agreement, “Good Reason” shall mean the following, unless consented to by the Executive:

(i)                                     any change in job title or material diminution in the Executive’s roles, reporting lines and responsibilities from those set forth in this Agreement (including, without limitation, the Executive no longer being the Chairman, the failure of the Board to nominate the Executive for election to the Board, the Executive no longer being the senior-most executive of the Company or the assignment of duties inconsistent with such position);

(ii)                                  a reduction in the Executive’s Annual Salary or Annual Bonus potential or failure to promptly pay such amounts when due;

(iii)                               if the Company relocates Executive’s office outside a 30 mile radius of Bloomfield, New Jersey;

(iv)                              a material breach by the Company of this Agreement or any other material agreement between the Executive and the Company; or

(v)                                 the Company’s notice to the Executive of non-renewal of the Initial Term or any Subsequent Term in accordance with Section 1 of this Agreement.

Notwithstanding the foregoing, (x) Good Reason shall not be deemed to exist unless written notice of termination on account thereof is given by the Executive no later than 60 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises (or, if later, the Executive’s knowledge thereof); and (y) if there exists (without regard to this clause (y)) an event or condition that constitutes Good Reason (pursuant to Section 5.2(a)(i), Section 5.2(a)(ii) or Section 5.2(a)(iv)), the Company shall have 30 days from the date written notice of such a termination is given by the Executive to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(b)                                 The Company may terminate the Executive’s employment without Cause at any time for any reason or no reason.  The Executive may terminate the Executive’s employment with the Company at any time for any reason or no reason, and for Good Reason under this Section 5.2.  If (x) the Company terminates the Executive’s employment and the termination is not covered by Section 4 or 5.1, or (y) the Executive terminates his employment for Good Reason, (i) the Executive shall be entitled to receive, in a lump sum payment (subject to Section 7.15 of this Agreement) on the 30th day following the Executive’s termination of employment, (A) the Accrued Obligations, (B) the amount equal to three times the sum of (x) the Executive’s Annual Salary and (y) the amount equal to the greater of (1) the Executive’s average Annual Bonus actually received in respect of the three fiscal years (or such fewer number of fiscal years with respect to which Executive received an Annual Bonus) prior to the year of termination and (2) the Executive’s target Annual Bonus for the fiscal year in which such termination of employment occurs and (C) a pro-rata Annual Bonus (based on the target Annual Bonus that the Executive could have earned for the fiscal year in which his termination occurs and the number of days employed in such fiscal year); (ii) for a period of 18 months after termination of employment, such continuing medical benefits under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have affected such benefits); and (iii) all outstanding equity (or equity-based) incentives and awards held by the Executive shall thereupon vest and become free of restrictions and all stock options shall be exercisable in accordance with their terms.

(c)                                   Notwithstanding clause 5.2(b)(ii), (i) nothing herein shall restrict the ability of the Company to amend or terminate the health and welfare plans and programs referred to in such clause 5.2(b)(ii) from time to time in its sole discretion, provided that any such amendments or termination are made applicable generally on the same terms to all actively employed senior executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive compared with any other officers of the Company, but the Company may not reduce benefits already earned and accrued by, but not yet paid to, the Executive and (ii) the Company shall in no event be required to provide any benefits otherwise required by such clause 5.2(b)(ii) after such time as the Executive becomes entitled to receive benefits of the same type and at least as favorable to the Executive from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(d)                                  Notwithstanding any other provision of this Agreement, the Company shall not be required to make the payments and provide the benefits provided for under Section 4 (in the event of Disability) or Section 5.2(b) unless the Executive executes and delivers to the Company a waiver and release substantially in the form attached hereto as Exhibit B and such waiver and release becomes effective and irrevocable; provided that the Company shall have provided the Executive with such waiver and release within 10 business days following the Executive’s termination of employment.

(e)                                   No Mitigation/No Offset.  The Company’s obligation to pay the Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by the Executive to the Company or its affiliates.  The Company agrees that, if the Executive’s employment is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company.

6.                                      Covenants of the Executive.

6.1                               Covenant Against Competition; Other Covenants.  The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 6 (and any related enforcement provisions hereof), its successors and assigns) is to acquire, originate, finance and manage a portfolio of reverse mortgage loans, reverse mortgage-backed securities and other reverse mortgage-related assets (such businesses, and any and all other businesses in which, at the time of the Executive’s termination, the Company is actively and regularly engaged or actively pursuing, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company’s Business is national in scope; (iv) the Executive’s work for RMF and the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi)

the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6.  Accordingly, the Executive covenants and agrees that:

(a)                                 By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period commencing on the date hereof and ending 12 months following the date upon which the Executive shall cease to be an employee of the Company and its affiliates (the “Restricted Period”), he shall not in the Restricted Territory (as defined below), directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, (i) engage in the Business (other than for the Company or its affiliates) or otherwise compete with the Company or its affiliates in the Business or (ii) render to a person, corporation, partnership or other entity engaged in the Business the same services that the Executive renders to the Company; provided, however, that, notwithstanding the foregoing, (A) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (x) such securities are listed on any national securities exchange, (y) the Executive is not a controlling person of, or a member of a group which controls, such entity, and (z) the Executive does not, directly or indirectly, own 5% or more of any class of securities of such entity; and (B) the Executive may continue to serve on any board of directors on which the Executive was serving as of the date of the Executive’s termination of employment.

For purposes of this Agreement, the “Restricted Territory” shall mean any (i) state in the United States and (ii) foreign country or jurisdiction, in the case of clause (i) or (ii), in which the Company (x) is actively conducting the Business during the Term or (y) has initiated a plan adopted by the Board to conduct the Business in the two years following the Term.

(b)                                 During and after the Term, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all non-public confidential matters relating to the

Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except in the course of his duties as Chief Executive Officer or with the Board’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or which is independently developed or obtained by the Executive without reliance upon any confidential information of the Company or use of any Company resources.  Notwithstanding anything in this agreement to the contrary, the Executive may disclose Confidential Company Information where the Executive is required to do so by law, regulation, court order, subpoena, summons or other valid legal process; provided, that the Executive first (i) promptly notifies the Company, (ii) uses commercially reasonable efforts to consult with the Company with respect to and in advance of the disclosure thereof, and (iii) reasonably cooperates with the Company to narrow the scope of the disclosure required to be made, in each case, solely at the Company’s expense.

(c)                                  During the Restricted Period, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company or any of its subsidiaries, any person or entity who is or was during the six-month period preceding the Executive’s termination of employment, an employee, agent or independent contractor of the Company or any of its subsidiaries.  During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other person, firm, corporation or other business organization, solicit for a competing business or intentionally interfere with the Company’s or any of its subsidiaries’ relationship with, or endeavor to entice away from the Company for a competing business, any person who is or was during the six month period preceding the Executive’s termination of employment, a customer, client, agent, or independent contractor of the Company or any of its subsidiaries.

(d)                                 All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive containing Confidential Company Information (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be promptly returned to the Company.  This section shall not apply to materials that the Executive possessed prior to his business relationship with RMF or the Company, to the Executive’s personal effects and documents, and to materials prepared by the Executive for the purposes of seeking legal or other professional advice.

(e)                                  Other than in connection with either party enforcing its rights under this Agreement, at no time during the Executive’s employment by the Company or at any time thereafter shall the Executive, on one hand, or the Company or any of its subsidiaries, on the other hand, publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the other party, or in any way otherwise be materially injurious to the Business or reputation of the other party, unless otherwise required by applicable law or regulation or by judicial order.

6.2                               Rights and Remedies upon Breach.

(a)                                 The parties hereto acknowledge and agree that any breach of any of the provisions of Section 6 or any subparts thereof (individually or collectively, the “Restrictive Covenants”) may result in irreparable injury and damage for which money damages would not provide an adequate remedy.  Therefore, if the either party breaches, or threatens to commit a breach of, any of the provisions of Section 6 or any subpart thereof, the other party and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the other party and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to seek to have the Restrictive Covenants or other obligations herein specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

(b)                                 The Executive agrees that the provisions of Section 6 of this Agreement and each subsection thereof are reasonably necessary for the protection of the Company’s legitimate business interests and if enforced, will not prevent the Executive from obtaining gainful employment should his employment with the Company end.  The Executive agrees that in any action seeking specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of this Section 6 are unreasonable or otherwise unenforceable as drafted.  The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

7.                                      Other Provisions.

7.1                               Severability.  The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects as drafted.  If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2                               Duration and Scope of Covenants.  If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3                               Enforceability; Jurisdiction; Arbitration.

(a)                                 The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 6 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.  The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).

(b)                                 Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in New York City in accordance with New York law and the employment arbitration rules and procedures of the American Arbitration Association, before an arbitrator experienced in employment disputes who is licensed to practice law in the State of New York.  The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.  The arbitration shall be held in New York City.

(c)                                  In the event of any dispute between the parties with respect to the terms of this Agreement, the prevailing party in any legal proceeding or other action to enforce the terms of this Agreement will be entitled to an award of attorneys’ fees incurred in connection with such proceeding or action.

7.4                               Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, or overnight courier, postage prepaid.  Any such notice shall be deemed given when so delivered personally, sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)                                     If to the Company or RMF, to:

Reverse Mortgage Investment Trust Inc.

1455 Broad Street

Bloomfield, New Jersey 07003

Attention:

with a copy to (which shall not constitute notice to the Executive):

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019-6131

Attention:  Andrew Epstein

(ii)                                  If to the Executive, to the address in the records of the Company.

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5                               Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.6                               Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  Except as expressly provided herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7                               GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

7.8                               Assignment.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void.  Except as otherwise provided by operation of law, in the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder, provided that the successor or purchaser agrees in writing, as a condition of such transaction, to assume all of the Company’s obligations hereunder.

7.9                               Withholding.  The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.10                        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.11                        Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.12                        Survival.  Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4, 5, 6, and 7, shall survive any termination of the Executive’s employment hereunder and continue in full force until performance of the obligations thereunder, if any, in accordance with their respective terms.

7.13                        Existing Agreements.  The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

7.14                        Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.15                        Section 409A Compliance.  Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A of the Code are intended to comply with the requirements of Section 409A and this Agreement shall be interpreted accordingly.  To this end and notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s termination of employment with the Company, (i) the Company’s securities are publicly traded on an established securities market; (ii) Executive is a “specified employee” (as defined in Section 409A); and (iii) the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of such payments (without any reduction in amount ultimately paid or provided to the Executive).  Such deferral shall last until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A).  Any amounts the payment of which are so deferred shall be paid in a lump sum payment on the first day of the seventh month following the end of such deferral period.  If the Executive dies during the deferral period prior to the payment of any deferred amount, then the unpaid deferred amount shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.  For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, any COBRA (Consolidated Omnibus Budget Reconciliation Act) continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.  The Executive will be deemed to have a date of termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.  Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

The parties agree to consider any amendments or modifications to this Agreement or any other compensation arrangement between the parties, as reasonably requested by the other party, that is necessary to cause such agreement or arrangement to comply with Section 409A (or an exception thereto), provided that such proposed amendment or modification does not change the economics of the agreement or arrangement and does not provide for any additional cost to either party.  Notwithstanding the foregoing, the parties will not be obligated to make any amendment or modification and the Company makes no representation or warranty with respect to compliance with Section 409A and shall have no liability to the Executive or any other person if any provision of this Agreement or such other arrangement are determined to constitute deferred compensation subject to Section 409A that does not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

REVERSE MORTGAGE INVESTMENT TRUST INC.

By:	/s/ David Peskin

Name:	David Peskin

Title:	President

Craig Corn

/s/ Craig Corn

EXHIBIT A

•                  Prior to the Formation Transaction, the Executive shall provide services to both the Company and RMF.

EXHIBIT B

Form of Waiver and Release

This Waiver and General Release of all Claims (this “Agreement”) is entered into by [Executive] (the “Executive”) and Reverse Mortgage Investment Trust Inc., a Maryland corporation (the “Company”), effective as of [DATE] (the “Effective Date”).

In consideration of the promises set forth in the Employment Agreement between the Executive and the Company, dated [                    ], 2014 (the “Employment Agreement”), the Executive and the Company agree as follows:

1.                                      General Releases and Waivers of Claims.

(a)                                  Executive’s Release of Company.  In consideration of the payments and benefits provided to the Executive under Section [4][5.2(b)] of the Employment Agreement and after consultation with counsel, the Executive (or his estate, as applicable) hereby irrevocably and unconditionally releases and forever discharges the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of its or their successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, stockholders, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively, “Company Parties”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Executive (or his estate, as applicable) may have, or in the future may possess, arising out of the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service; provided, however, that the Executive (or his estate, as applicable) does not release, discharge or waive (A) any rights to payments and benefits provided under the Employment Agreement, (B) any right the Executive (or his estate, as applicable) may have to enforce this Agreement, the Award Agreements or the Employment Agreement or any other rights as a member, shareholder or partner of the Company or its affiliates, (C) the Executive’s rights under any indemnification agreement with the Company and rights to indemnification and advancement of expenses in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, (D) any claims for benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974, or (E) any right or claim that the Executive (or his estate, as applicable) may have to obtain contributions as permitted by applicable law in an action in which both the Executive on the one hand or any Company Party on the other hand are held jointly liable.

(b)                                 Executive’s Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to the Executive under Sections 4 and 5.2(b) of the Employment Agreement, the Executive hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Executive may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Agreement, the Executive hereby acknowledges and confirms the following:  (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has been given the opportunity to do so; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement.  The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c)                                  No Assignment.  The Executive (or his estate, as applicable) represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2.                                      Waiver of Relief.  The Executive (or his estate, as applicable) acknowledges and agrees that by virtue of the foregoing, the Executive (or his estate, as applicable) has waived any relief available to him/it (including without limitation, monetary damages and equitable relief, and reinstatement) under any of the Claims waived in paragraph 2.  Therefore the Executive (or his estate, as applicable) agrees that he/it will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any Claim or right waived in this Agreement.  Nothing in this Agreement shall be construed to prevent the Executive (or his estate, as applicable) from cooperating with or participating in an investigation conducted by, any governmental agency, to the extent required or permitted by law.

3.                                      Severability Clause.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

4.                                      Non-admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any other Company Party or the Executive.

5.                                      Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

6.                                      Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be resolved in accordance with Section 7.3 of the Employment Agreement.

7.                                      Notices.  All notices or communications hereunder shall be made in accordance with Section 7.4 of the Employment Agreement.

THE EXECUTIVE (OR HIS ESTATE, AS APPLICABLE) ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE/IT FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE/IT HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS/ITS OWN FREE WILL.

By:

Date:

REVERSE MORTGAGE INVESTMENT TRUST INC.

By:
Name:
Title: